Exhibit 99.1

TRI CITY BANKSHARES CORPORATION

October 19, 2010

Dear Shareholder,

At their meeting October 13, 2010 the Board of Directors of Tri City Bankshares Corporation approved a special dividend of $1.20 per share payable December 10, 2010 to shareholders of record on November 30, 2010.

This dividend was approved due to the possibility of less favorable tax treatment of dividend income in 2011.  The board intends to significantly reduce or eliminate dividend payments in 2011: in effect, we are “prepaying” next year’s dividend in consideration of the potential advantage to our shareholders under the current dividend tax structure.

Your Corporation has a long history of maintaining capital ratios significantly in excess of the levels required to be considered “well capitalized.”  This philosophy is unchanged.

The Corporation’s record earnings in 2009 and through the first nine months of 2010 give us the opportunity to pay the dividend while maintaining capital well in excess of regulatory requirements.  Moreover, since the special dividend is “prepaid” and not a “bonus” dividend, we anticipate that retaining 2011 earnings will return the Corporation’s capital ratios to the levels we exhibit today.

The Board of Directors is confident shareholders will applaud this decision and the Board feels equally confident shareholders will understand the potential elimination of dividends in 2011. We presently plan to resume quarterly dividend payments after 2011.  However, we cannot predict the economy in 2012.  The Board will review earnings, regulatory requirements and other factors at that time and approve an appropriate dividend, just as they have done every quarter in the past.

Be assured the Board, management, officers and staff will continue their efforts to keep Tri City Bankshares Corporation the same strong, profitable and independent community bank it has always been  . . . in 2011, 2012 and beyond.

Very truly yours,

TRI CITY BANKSHARES CORPORATION

/s/Ronald K. Puetz

Ronald K. Puetz
Chairman and Chief Executive Officer

Exhibit 99.1 (continued)

FORWARD-LOOKING STATEMENTS

This letter includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which are statements that speak to the Corporation's plans, goals, beliefs or expectations for the future.  Forward-looking statements are subject to significant risks and uncertainties and actual events may differ materially from those discussed therein.  Factors that might cause this to happen include, but are not limited to, the risk factors set forth in Item 1A of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports we have filed and any future reports we may file with the SEC.  All forward-looking statements in this letter are based upon information available at the time the statement is made and the Corporation assumes no obligation to update any forward-looking statement.